                                                            EXHIBIT 10(ii)

STATE OF NORTH CAROLINA                              AMENDMENT TO
                                                     EMPLOYMENT AGREEMENT
COUNTY OF MECKLENBURG

     THIS AMENDMENT, made and entered into effective the 2nd day of September
2001, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation
(hereinafter referred to as the "Company"); and Howard R. Levine (hereinafter referred to as the "Employee");

                              W I T N E S S E T H:

     WHEREAS, the Company and the Employee entered into an Employment Agreement dated April 29, 1997, as amended by Amendments to Employment Agreement dated
August 28, 1997, August 19, 1998, August 29, 1999, and August 27, 2000
(hereinafter referred to as the "Agreement"); and

     WHEREAS, the Company and the Employee desire to amend the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

     1.   Section 2 of the Agreement is deleted and the following is substituted in lieu thereof:

     "2. Employment. The Employee shall be employed by the Company and any Affiliate in the capacity provided for in Paragraph 3 for the period commencing April 29, 1997, (the "Commencement Date"), and ending on August 31,
2002, or upon the termination of this Agreement as provided in Paragraph 6."

     2.   The first paragraph of Section 5.01 of the Agreement is deleted and the following paragraph is substituted in lieu thereof:

     "5.01. In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the
Employee a weekly base salary from September 2, 2001, to August 31, 2002, of
$11,538.47 ($600,000 per annum)."

     3.   Subparagraphs (a) and (b) of Section 5.02 of the Agreement are deleted and the following subparagraphs are substituted in lieu thereof:

     "5.02. In addition, the Employee shall be entitled to:

               (a) Participate in the Company's Target Bonus Plan, as it may be
amended or modified in any respect, including achievement of established goals, as President and Chief Executive Officer for the fiscal year commencing
September 2, 2001. The Target Bonus Plan generally will give the Employee the opportunity to earn a bonus of up to seventy-five (75%) percent of the
Employee's base salary actually received for services on and after September 2,
2001, through August 31, 2002, for the fiscal year ending August 31, 2002, subject to the Company's achievement of certain financial goals to be established, the Employee's performance, and all terms and conditions of the
Target Bonus Plan as in effect for such fiscal year; provided that the amount of bonus paid may not be increased by the annual individual performance rating of the Employee by the Chairman of the Board. The Employee acknowledges that he has received a copy of the form of the Target Bonus Plan and Bonus Conditions and is familiar with the terms and conditions thereof. Nothing contained herein shall limit the Company's right to alter, amend or terminate the Target Bonus Plan at any time for any reason. The Employee further acknowledges that, as provided in the Target Bonus Plan, in the event the Employee is not employed by the Company, for whatever reason, at the time the bonus for the fiscal year is actually paid to participants in the Target Bonus Plan following the end of the fiscal year, the Employee will not be entitled to receive the bonus.

               (b) Take twenty days (exclusive of Saturdays, Sundays and paid
Company holidays) of vacation during the twelve month period commencing
September 1, 2001. Vacation time will accrue ratably during the course of said period and cannot be accumulated from year to year, except that up to five days of vacation not taken in said twelve month period may be carried over to the next twelve month period."

     4.   At the end of the first paragraph of Section 6.02 of the Agreement, add the following paragraph:

     "In the event this Agreement is not terminated by the Company or the
Employee for any reason prior to August 31, 2002, and the Company and the
Employee do not agree in writing before August 31, 2002, to extend the term of this Agreement beyond August 31, 2002, or to enter into a new agreement to extend the employment relationship beyond August 31, 2002, this Agreement shall terminate automatically on August 31, 2002, which shall be the Termination Date, and the Company shall pay to the Employee sixty (60) days of the base salary set forth in Section 5.01 (which shall constitute payment in full of the compensation due to the Employee hereunder). Any such payments shall be made in two (2) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date."

     5.   After Section 6 of the Agreement, add the following paragraph:

     "6A. Target Bonus Plan. Notwithstanding any other provision of this
Agreement, if the Company terminates this Agreement prior to the end of the term of this Agreement on August 31, 2002, for reasons other than for Cause, or if the Company and the Employee do not agree in writing before August 31, 2002, to extend the term of the Employee's employment by the Company beyond August 31,
2002, the Employee shall be entitled to receive as a severance payment an amount equal to the pro rata share of the bonus, or the full bonus, as the case may be, if any, under and subject to the terms and conditions of the Target Bonus Plan referred to in Section 5.02(a) based on seventy-five (75%) percent of the
Employee's base salary actually received for the period from September 2, 2001, through the Termination Date, or through August 31, 2002, if the Employee's employment continues through that date. This payment is equal to the amount, if any, the Employee would have received following the end of the fiscal year ended
August 31, 2002, if the Target Bonus Plan did not have a requirement that the
Employee be employed by the Company at the time the bonus is customarily paid.
Such payment shall be made to the Employee on or about November 15 following the end of said fiscal year."

     6.   All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

                                        FAMILY DOLLAR STORES, INC.

Attest:
/s/ George R. Mahoney, Jr.              By /s/ Leon Levine
    GEORGE R. MAHONEY, JR.                     LEON LEVINE
    Secretary                                  Chairman of the Board

(Corporate Seal)
                                          /s/ Howard R. Levine           (SEAL)
                                              HOWARD R. LEVINE
Witness:
/s/ Janice B. Burris
    JANICE B. BURRIS